Exhibit 5.1
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
May 11, 2017

Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511

Re:	Tempur Sealy International, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Tempur Sealy International, Inc., a Delaware corporation (the “Registrant” or the "Company"), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement covers the registration of an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, that are subject to issuance by the Company upon the exercise or settlement of awards granted or to be granted under the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”).
In connection with this opinion letter, we have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.
We further assume that all Shares issued pursuant to awards granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Registrant and, when issued by the Registrant and transferred to plan participants in accordance with the Plan, will be validly issued, fully paid and non-assessable.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the Delaware General Corporation Law and reported judicial decisions relating thereto.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP